UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2022

LANTRONIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7535 Irvine Center Drive, Suite 100 Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

Registrant’s telephone number, including area code: (949) 453-3990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	LTRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 20, 2022, Lantronix, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with Jet 55 Property Owner LLC (the “Landlord”). Pursuant to the Lease, the Company will lease approximately 65,983 square feet in a building located at 12755 State Highway 55, Plymouth, Minnesota (the “Premises”) to house the operations of the Transition Networks businesses purchased from Communications Systems, Inc. in August 2021 and to serve as a central warehouse and shipping hub for all USA-based business of Lantronix.

The Company will take possession of the Premises commencing on the date of the Lease. Beginning on May 1, 2022 (the “Rent Commencement Date”), the initial basic rent payable under the Lease will be $46,737.96 per month (with the first three months of rent abated), subject to annualized rent increases of three percent (3%) over the period of the Lease. The initial term of the Lease (the “Initial Term”) commences on the date of the Lease and ends on the last day of the 123rd full calendar month after the Rent Commencement Date, or July 31, 2032. The aggregate basic rent payable under the Lease during the Initial Term is approximately $6.5 million. The Company is also obligated to pay as additional rent its proportionate share of Landlord’s operating expenses, including property taxes.

The Lease contains an option for the Company to extend the lease for one 60-month extension period at the net rent rate for the last year of the Initial Term or the then-market net rent, as determined pursuant to the Lease, as well as a right of first offer for the Company on any space adjacent to the Premises during the Initial Term. The Company also has the right to terminate the Lease at the end of the 87th full calendar month after the Rent Commencement Date (the “Early Termination Date”) by delivery of a written notice at least six months prior to the Early Termination Date and payment of a termination fee. The Lease requires the Company to pay Landlord a $84,806 security deposit to secure the Company’s obligations under the Lease. In addition, the Landlord will reimburse the Company for its actual out-of-pocket costs for certain tenant improvements to the Premises, with an allowance of up to $1,500,000 to be paid in three installments in accordance with the Lease. The Company has entered into a standard subordination, non-disturbance, and attornment agreement with the Landlord’s lender.

The foregoing summary of the Lease is subject to and qualified in its entirety by the full text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On January 20, 2022, the Company, Lantronix Holding Company, Lantronix Canada, ULC and Lantronix Technologies Canada (Taiwan) Ltd. and TNI (each, a “Borrower” and collectively, the “Borrowers”) terminated that certain Mezzanine Loan and Security Agreement, dated as of August 2, 2021, with SVB Innovation Credit Fund VIII, L.P. (the “Lender”), pursuant to which the Lender funded a $12,000,000 term loan facility (the “Mezzanine Credit Facility”). Advances under the Mezzanine Credit Facility bore interest at LIBOR or the Prime Rate, at the option of the Company, plus a margin of 9.00% with a floor of 1.00% in the case of LIBOR and a margin of 7.50% with a floor of 3.50% in the case of the Prime Rate. The Borrowers were also obligated to pay other customary facility fees for credit facilities of the similar size and type.

The Mezzanine Credit Facility required the Borrowers and their subsidiaries, on a consolidated basis, to comply with a maximum senior leverage ratio, a minimum fixed charge coverage ratio and a minimum liquidity test. In addition, the Mezzanine Credit Facility contained customary representations and warranties, affirmative and negative covenants, including covenants that limit or restrict the Borrower’s and its subsidiaries’ ability to incur liens, incur indebtedness, dispose of assets, make investments, make certain restricted payments, merge or consolidate and enter into certain speculative hedging arrangements. The Mezzanine Credit Facility included a number of events of default, including, among other things, non-payment defaults, covenant defaults, cross-defaults to other materials indebtedness, bankruptcy and insolvency defaults and material judgment defaults. If any event of default had occurred (subject, in certain instances, to specified grace periods), the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts Mezzanine Credit Facility would have become due and payable immediately.

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The Company paid a total of $12,152,500 in connection with the termination to pay off the Mezzanine Credit Facility in full. There was no requirement to pay a termination fee.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Lease dated January 20, 2022 between Lantronix, Inc. and Jet 55 Property Owner LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2022	LANTRONIX, INC.

	By:	/s/ Jeremy Whitaker
Jeremy Whitaker Chief Financial Officer

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